Exhibit 99.B(d)(4)(v)

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

ING INVESTMENTS, LLC

and

ING INVESTMENT MANAGEMENT CO.

Series	Annual Sub-Adviser Fee
(as a percentage of average daily net assets)

ING Equity Dividend Fund	0.2925% on all assets

ING Financial Services Fund	0.4500% of first $30 million of assets 0.3375% of next $95 million of assets 0.3150% of assets in excess of $125 million

ING Fundamental Research Fund	0.3150% of first $500 million of assets 0.2925% of next $500 million 0.2700% of assets in excess of $1 billion

ING MidCap Opportunities Fund	0.3375%

ING Opportunistic LargeCap Fund	0.3150% of first $500 million of assets 0.2925% of next $500 million 0.2700% of assets in excess of $1 billion

ING SmallCap Opportunities Fund	0.405% of the first $250 million of assets 0.36% of the next $250 million of assets 0.3375% of assets in excess of $500 million

ING SmallCap Value Multi-Manager Fund	0.3375%(1)

(1)       as a percentage of average daily net assets under the management of ING Investment Management Co.